Press Release

Contact:

John C. Stoddart
Shareholder Relations Officer
484-881-4141
john.stoddart@fnbchestercounty.com


Announcement
First National Has Great First Quarter
14% Increase in Net Income

First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County ("the Bank"), announced that net income was $1.5 million, a 14.2% increase over 2001 first quarter net income of $1.4 million. The increase is primarily attributed to improvement in the net-interest margin as well as new account relationships developed. Additionally growth in the Financial Management Services Department and a non-recurring after tax gain of $172 thousand on the sale of assets contributed to the increase. Total assets for First Chester County Corporation increased 7.7% to $590.3 million compared to $548.0 million at March 31, 2001.

Revenue from Financial Management Services assets under management and custody was $805 thousand as of March 31, 2002, an increase of $70 thousand or 9.4% when compared to the same period in 2001. This growth can be attributed to continued strong business development efforts focusing on local individuals, businesses, and political and governmental units.

Total Deposits for the quarter ended March 31, 2002, were $518.1 million, an increase of $46.3 million or 9.8% when compared to the same period in 2001. This growth can be attributed to the success of the three new branches opened over the last year: Lionville, New Garden, and Hershey's Mill.





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On April 13, 2002,  the First  National Bank of Chester  County  celebrated  the
Grand Opening of its fifteenth Branch Office. The entire staff of First National proudly introduced this new Branch to over 2,000 visitors. The Hershey's Mill Branch Office, located at 1371 Boot Road in East Goshen, is a full-service branch with special emphasis on the financial and retirement needs of Hershey's Mill residents and the surrounding communities.


First Chester County Corporation common stock is traded in the over-the-counter market under the symbol of "FCEC."


This release contains certain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, because the assumptions are predictions of future events and circumstances, any of the assumptions could be inaccurate. Therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to in light of future events and developments.
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                     First Chester County Corporation, parent company of
                     The First National Bank of Chester County
                       SELECTED FINANCIAL DATA (unaudited)


(Dollars in thousands, except per share data)


STATEMENT OF CONDITION                            MARCH 31,                    DECEMBER 31,
----------------------
                                          2002                2001                2001
                                     ------------------------------------    ----------------
Total Assets                          $     590,299        $    547,982      $    584,332
Gross Loans and Leases                      444,556             405,879           448,110
Total Investment Securities                  86,136              89,326            80,741
Deposits                                    518,190             471,930           498,825
Shareholders Equity                          44,651              44,457            43,839



STATEMENT OF INCOME                                 THREE MONTHS ENDED MARCH 31,
-------------------
                                          2001                2000
                                     ------------------------------------

Interest Income                       $       9,495         $    10,102
Interest Expense                              2,939               4,371
                                             ------               -----

Net Interest Income                           6,556               5,731

Provision For Loan Loss                         470                 235
                                              -----               -----

Net Interest Income After
  Provision For Loan Loss                     6,086               5,496

Non-Interest Income                           2,166               1,590
Non-Interest Expense                          6,071               5,240
                                              -----               -----

Income Before Taxes                           2,181               1,846

Income Taxes                                    641                 497
                                              -----               -----

Net Income                            $       1,540         $     1,349
                                     ================    ================


PER SHARE DATA (1)

Net Income Per Share (Basic)          $        0.35         $      0.30
Net Income Per Share (Diluted)        $        0.35         $      0.30
Cash Divided Declared                 $       0.130         $     0.130
Book Value                            $       10.09         $      9.92
